Exhibit 5.6

[Letterhead of McCarthy Tétrault LLP]

May 29, 2019

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Dear Sirs and Mesdames:

Re:

Issuance of the guarantees, dated May 29, 2019, of US $300,000,000 aggregate principal amount of 4.80% Senior Notes due 2024 (the “Notes”) of the Issuers (as defined below) by SBRAReit Canadian GP V Inc., a Nova Scotia company limited by shares (“SBRAReit GP V”) and Sabra Canadian Properties V, Limited Partnership, an Alberta limited partnership (the “Partnership”) (such guarantees being collectively referred to as the “Guarantees”), and to a Registration Statement on Form S-3 of Sabra Health Care REIT, Inc., a Maryland corporation (the “Parent”), and certain of its subsidiaries, including SBRAReit GP V and the Partnership, as amended by a Post-Effective Amendment No. 1, filed on May 21, 2019 with the United States Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(e) under the United States Securities Act (Registration No. 333-215574) (as amended, the “Registration Statement”) which permits the Parent to register the issuance and sale from time to time of, among other securities, an unspecified amount of debt securities of Sabra Health Care Limited Partnership (“Operating Partnership”) and Sabra Capital Corporation (“Sabra Capital” and, together with the Operating Partnership, the “Issuers”), which may be either senior debt securities or subordinated debt securities (the “Debt Securities”), which are the subject of Debt Securities by the Parent and certain of the Parent’s other subsidiaries, including SBRAReit GP V and the Partnership

We are counsel for the Partnership and SBRAReit GP V in the Province of Alberta in connection with:

(a)	the Guarantees;

(b)	the Indenture, dated as of May 23, 2013, by and among the Issuers, the Parent and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by:

(i)	the Eighth Supplemental Indenture, dated May 29, 2019 among the Issuers, the Parent, the other guarantors named therein (including the Partnership), and the Trustee;

(c)	the Registration Statement; and

(d)	the prospectus supplement, dated May 21, 2019 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement, relating to the issuance and sale by the Issuers of the Notes.

Materials Reviewed

We have examined such partnership and corporate records and proceedings and conducted such searches, examined such other documents, statutes, public records, certificates of public officials and considered such questions of law as we have considered relevant, necessary or advisable in order to enable us to give the opinions hereinafter expressed. We have also relied upon:

(a)	the limited partnership agreement and certificate of limited partnership of the Partnership (the “LP Constating Documents”);

(b)

Officer’s Certificate of an officer of SBRAReit GP V, on behalf of itself and in its capacity as general partner of the Partnership, dated May 29, 2019, which includes a certificate of incumbency and certified resolutions (the “Officer’s Certificate”);

(c)

certificate of status (Alberta) issued by the Registrar of Corporations pursuant to the Business Corporations Act (Alberta) in respect of SBRAReit GP V dated May 28, 2019 (the “Certificate of Status”); and

(d)	a trade name/partnership search issued by the Registrar of Corporations in respect of the Partnership dated May 28, 2019 (the “Partnership Search”).

Assumptions and Reliances

To the extent that the opinions expressed in this opinion letter are based on factual matters, we have relied solely on the Officer’s Certificate as to such matters. A copy of the Officer’s Certificate has been provided to you separately.

In expressing our opinions, we have assumed without independent verification by us:

(a)

the legal capacity of all individuals, the genuineness of all signatures on all documents reviewed by us, and the authenticity and completeness of all documents submitted to us as original documents, the conformity to the original documents of all documents submitted to us as true, certified, conformed or photostatic copies thereof, and the genuineness of all signatures on and the authenticity of the originals of such copies;

(b)	the currency, completeness, truth and accuracy of all facts set forth in official public records and certificates and other documents supplied by public officials;

(c)

the completeness, truth and accuracy of all facts set forth in all certificates, declarations, resolutions, consents, waivers and agreements examined by us and that they remain in full force and effect without amendment as of the date hereof;

(d)	the completeness, truth and accuracy of the factual matters set forth in the Officer’s Certificate referred to above;

(e)

that SBRAReit GP V has the corporate power and capacity to act as a general partner of the Partnership, to perform its obligations as a general partner of the Partnership, and to execute and deliver the Guarantees to which the Partnership is a party, and to perform the obligations of the Partnership thereunder; and

(f)

that all corporate and other necessary action has been taken to authorize the execution and delivery by SBRAReit GP V, in its capacity as general partner of the Partnership, of the Guarantees and the performance of the obligations of the Partnership thereunder.

With respect to the opinion numbered 1 below, we have relied solely on the Certificate of Status.

With respect to the opinion numbered 2 below, we have relied on the Partnership Search.

Opinions

Based upon the foregoing, and subject to any qualifications and limitations expressed herein, we are of the opinion that:

1.	SBRAReit GP V is a valid and subsisting extra-provincial corporation under the laws of the Province of Alberta.

2.	The Partnership is a limited partnership formed and existing under the laws of the Province of Alberta.

3.

SBRAReit GP V is the sole general partner of the Partnership and has the power to execute and deliver the Guarantees to which the Partnership is a party and to perform the obligations of the Partnership thereunder.

4.

All necessary action has been taken in accordance with the provisions of the LP Constating Documents to authorize the execution and delivery by SBRAReit GP V, in its capacity as general partner of the Partnership, of the Guarantees to which the Partnership is a party and the performance of the obligations of the Partnership thereunder.

5.	SBRAReit GP V has, in its capacity as general partner of the Partnership, duly executed and delivered the Guarantees to which the Partnership is a party.

6.

The execution and delivery by SBRAReit GP V, in its capacity as general partner of the Partnership, of the Guarantees to which the Partnership is a party does not, and the performance by of the Partnership’s obligations thereunder does not, breach or result in a default under the LP Constating Documents.

The opinions set forth in this letter speak only as of the date hereof and by rendering our opinions set forth herein, we do not undertake to advise the addressees, or otherwise update or supplement this opinion letter to reflect any facts or circumstances or any changes in laws which may hereafter occur. The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such.

We are qualified to practice law in Alberta and our opinion is expressed in respect of the laws of the Province of Alberta and the laws of Canada applicable therein (“Applicable Law”) and we express no opinion with respect to the laws of any jurisdiction other than Alberta and the laws of Canada applicable therein. This opinion is given solely for the purpose of the parties to whom it is addressed, its assignees and any person or party having an interest in the loan secured by the Guarantees from time to time and is not to be quoted from or delivered to or relied upon by any other party without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Parent’s Current Report on Form 8-K to be filed on or about May 29, 2019, and incorporated by reference into the Registration Statement, in accordance with the requirements of Rule 601(b)(5) of Regulation S-K under the United States Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act or the rules and regulations of the SEC.

Yours truly,

/s/ McCarthy Tétrault LLP